Exhibit 10.7

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Cinergy Corp., its subsidiaries and/or its affiliates (“Cinergy”) and                        (the “Executive”) dated as of                           (the “Agreement”) is hereby amended effective as of December 14, 2005.

1.     Section 3b(ii) of the Agreement is hereby amended by adding the following new subsection (5) at the end thereof:

“(5)  Special Change in Control Payment Election With Respect to Amounts Earned and Vested After 2004.  Notwithstanding the foregoing, the Executive may make an election during 2005, on a form provided by Cinergy, to receive a single lump sum cash payment in an amount equal to the Actuarial Equivalent (as defined above in Section 3b(ii)(3)(D)) of his supplemental retirement benefit (or the remaining portion thereof if payment of such benefit has already commenced) payable after the later of the occurrence of a Change in Control or his termination of employment.  If the Executive’s termination of employment occurs prior to a Change in Control, payment under this Subsection shall be made on the fifth business day after the occurrence of a Change in Control.  If the Executive’s termination of employment occurs after the Change in Control, payment under this Subsection shall occur on the fifth business day after such termination, or if necessary to comply with Code Section 409A, on the first business day after the sixth month anniversary of the termination of employment.  Notwithstanding anything to the contrary, this Subsection shall only apply with respect to the portion of the Executive’s benefit, if any, which is treated as “deferred” after December 31, 2004 (within the meaning of Section 409A of the Code (the “Post-2004 Deferrals”)), and shall be interpreted accordingly.  Notwithstanding any other provision to the contrary, the Post-2004 Deferrals shall be administered in a manner that complies with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amount in a taxable year that is prior to the taxable year or years in which such amount would otherwise actually be distributed or made available to the Executive or his beneficiaries.  An election made pursuant to this Subsection shall become operative only upon the occurrence of a Change in Control and only if the Executive’s termination of employment occurs either (1) prior to the occurrence of a Change in Control or (2) during the 24-month period commencing upon the occurrence of a Change in Control.  Once operative, such special payment election shall override any other payment election made by the Executive with respect to his Post-2004 Deferrals.  In the event an amount is paid to or on behalf of the Executive pursuant to this Section 3b(ii)(5), such payment shall discharge any liability under this Agreement to or on behalf of the Executive with respect to his Post-2004 Deferrals.”

IN WITNESS WHEREOF, the Executive and Cinergy have caused this Amendment to the Agreement to be executed as of the date first specified above.

CINERGY SERVICES, INC.

By:

EXECUTIVE